Exhibit 99.1

INSTRUCTIONS FOR USE OF
FOUR OAKS FINCORP, INC.
RIGHTS CERTIFICATES

CONSULT THE SUBSCRIPTION AGENT, YOUR BANK OR BROKER
AS TO ANY QUESTIONS

The following instructions relate to a rights offering (the “Rights Offering”) by Four Oaks Fincorp, Inc., a North Carolina corporation (“we”, “us”, “our” or the “Company”), to the holders of record (the “Recordholders”) of its common stock, par value $1.00 per share (the “Common Stock”), as described in the Company’s prospectus dated [●], 2014 (the “Prospectus”). Recordholders of Common Stock as of 5:00 p.m., Eastern Time, on [●], 2014 (the “Record Date”) are receiving, at no charge, non-transferable subscription rights (the “Rights”) to subscribe for and purchase an aggregate of 26,633,385 shares of Common Stock.

Each Recordholder will receive one Right for each share of Common Stock owned of record as of 5:00 p.m., Eastern Time, on the Record Date. The Rights will expire, if not exercised prior to 5:00 p.m., Eastern Time, on [●], 2014, unless the Company extends the Rights Offering period for up to 30 days until [●], 2014 (as it may be extended, the “Expiration Time”). Each Right allows the holder thereof to subscribe for three shares of Common Stock (the “Basic Subscription Privilege”) at the cash price of $1.00 per full share (the “Subscription Price”). For example, if a Recordholder owned 100 shares of Common Stock as of 5:00 p.m., Eastern Time, on the Record Date, it would receive 100 Rights and would have the right to purchase 300 shares of Common Stock for the Subscription Price pursuant to its Basic Subscription Privilege.

If a holder purchases all of the shares of Common Stock available to it pursuant to its Basic Subscription Privilege, the holder may also exercise an oversubscription privilege (the “Oversubscription Privilege”) to purchase a portion of any shares of our Common Stock that are not purchased by our shareholders through the exercise of their Basic Subscription Privilege (the “Unsubscribed Shares”), subject to the commitment by, and right of first refusal in favor of, the standby investor and certain other limitations described in the Prospectus. The Oversubscription Privilege will only be offered for an aggregate number of shares that, when combined with the number of shares purchased pursuant to the shareholders’ Basic Subscription Privilege and by the standby investor, does not exceed 24,000,000 shares. If oversubscription requests exceed the number of shares of Common Stock available, we will allocate the available shares of Common Stock pro rata among the shareholders exercising the Oversubscription Privilege by multiplying the number of shares validly requested by each shareholder through the exercise of its Oversubscription Privilege by a fraction that equals (x) the number of shares available to be issued through the Oversubscription Privilege divided by (y) the total number of shares requested by all shareholders through the exercise of their Oversubscription Privilege.

Other than the standby investor, a person or entity, together with related persons or entities, may not exercise Rights (including the Oversubscription Privilege) to purchase shares of Common Stock that, when aggregated with their existing ownership, would result in such person or entity, together with any related persons or entities, owning 5% or more of the issued and outstanding shares of Common Stock following the Rights Offering, or that would otherwise require regulatory approval. In addition, notwithstanding any other information presented herein or in the Prospectus, we do not intend to accept any subscriptions pursuant to the Basic Subscription Privilege or the Oversubscription Privilege if we believe such subscriptions or oversubscriptions may have an unfavorable effect on our ability to preserve our net operating loss carryforwards deferred tax asset.

Each Recordholder will be required to submit payment in full for all the shares it wishes to buy with its Basic Subscription Privilege and its Oversubscription Privilege. Because we will not know the total number of Unsubscribed Shares prior to the expiration of the Rights Offering, if a Recordholder wishes to maximize the number of shares purchased pursuant to the Recordholder’s Oversubscription Privilege, the Recordholder will need to deliver payment in an amount equal to the aggregate Subscription Price for the maximum number of shares of Common Stock that may be available to the Recordholder, assuming the Recordholder fully exercises its Basic Subscription Privilege and is allotted the full amount of its Oversubscription Privilege as elected by the Recordholder.

Fractional shares of Common Stock resulting from the exercise of the Basic Subscription Privilege and the Oversubscription Privilege will be eliminated by rounding down to the nearest whole share, with the total Subscription Price being adjusted accordingly. Any excess subscription payments received by the Subscription Agent will be returned to the applicable Recordholder, without interest or penalty, as soon as practicable.

The Company will not be required to issue shares of our Common Stock to you if Registrar and Transfer Company, as Subscription Agent, does not receive your payment prior to the Expiration Time, regardless of when you send the subscription payment and related documents. The Company may extend the Rights Offering period for up to 30 days until [●], 2014 for any reason by giving oral or written notice to the Subscription Agent on or before the Expiration Time. We will issue a press release announcing such extension no later than 9:00 a.m., Eastern Time, on the next business day after the most recently announced Expiration Time of the Rights Offering. The Rights will be evidenced by non-transferable Rights certificates (the “Rights Certificates”) and will cease to have any value at the Expiration Time.

The number of Rights to which you are entitled is printed on the face of your Rights Certificate. You should indicate your election with regard to the exercise of your Rights, including pursuant to the Oversubscription Privilege, by completing the appropriate portions of your Rights Certificate and returning the certificate to the Subscription Agent in the envelope provided.

THE RIGHTS CERTIFICATE AND SUBSCRIPTION PRICE PAYMENT FOR EACH RIGHT THAT IS EXERCISED PURSUANT TO THE BASIC SUBSCRIPTION PRIVILEGE PLUS THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL SHARES OF COMMON STOCK SUBSCRIBED FOR PURSUANT TO THE OVERSUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, MUST BE RECEIVED BY THE SUBSCRIPTION AGENT ON OR BEFORE THE EXPIRATION TIME. ONCE A RECORDHOLDER HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRATION TIME OF THE RIGHTS OFFERING WILL EXPIRE AND WILL NO LONGER BE EXERCISABLE.

1.	Method of Subscription—Exercise of Rights

To exercise Rights, complete your Rights Certificate and send the properly completed and executed Rights Certificate evidencing such Rights with any signatures required to be guaranteed so guaranteed, together with payment in full of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege plus the full Subscription Price for any Unsubscribed Shares you elect to subscribe for pursuant to the Oversubscription Privilege, to the Subscription Agent, on or prior to the Expiration Time. Payment of the Subscription Price will be held in a segregated account to be maintained by the Subscription Agent. All payments must be made in U.S. dollars for the full number of shares of Common Stock being subscribed for by (a) personal check payable to “Registrar and Transfer Company, as Subscription Agent for Four Oaks Fincorp, Inc.,” drawn upon a U.S. bank, (b) certified check payable to “Registrar and Transfer Company, as Subscription Agent for Four Oaks Fincorp, Inc.,” drawn upon Four Oaks Bank & Trust Company, or (c) wire transfer of immediately available funds, to the escrow account maintained by the Subscription Agent for purposes of accepting subscriptions in the Rights Offering at ABA No. 031-201-360 further credit to Account No. 276-053-5977 at TD Bank, with an account name of Registrar and Transfer Company as rights agent for Four Oaks Fincorp, Inc. (the “Subscription Account”). Any wire transfer should reference the “Registrar and Transfer Company, as Subscription Agent for Four Oaks Fincorp, Inc.” and should clearly indicate the identity of the Recordholder who is paying the Subscription Price by wire transfer. Payments will be deemed to have been received upon (a) receipt by the Subscription Agent and clearance of a personal check drawn upon a U.S. bank, (b) receipt by the Subscription Agent of a certified check drawn upon Four Oaks Bank & Trust Company or (c) receipt of collected funds in the Subscription Account designated above. If paying by personal check, please note that the funds paid thereby may take up to seven or more business days to clear. Accordingly, Recordholders who wish to pay the Subscription Price by means of personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that the Subscription Agent receives cleared funds before that time.

The Rights Certificate and payment of the Subscription Price must be delivered to the Subscription Agent as follows:

By First Class Mail:
Registrar and Transfer Company
P.O. Box 645
Cranford, NJ 07016
Attn. Reorg/Exchange Dept.

By Hand or Overnight Courier:
Registrar and Transfer Company
Attn. Reorg/Exchange Department
10 Commerce Drive
Cranford, NJ 07016

Telephone Number for Confirmation:
(800) 368-5948 (toll free)

Telephone Number for Information:
(800) 368-5948 (toll free)

Email Address for Information:
info@rtco.com

Delivery to an address other than as listed above does not constitute valid delivery.

If you do not indicate the number of Rights being exercised, or the Subscription Agent does not receive full subscription payment for the number of Rights that you indicate are being exercised, then you will be deemed to have exercised the maximum number of whole Rights that may be exercised with the aggregate Subscription Price you delivered to the Subscription Agent. If your aggregate Subscription Price is greater than the amount you owe for exercise of your Basic Subscription Privilege in full, you will be deemed to have exercised your Oversubscription Privilege to purchase the maximum number of Unsubscribed Shares that may be purchased with your over-payment. If we do not apply your full Subscription Price payment to your purchase of shares of Common Stock, the excess subscription payment received by the Subscription Agent will be returned to you, without interest or penalty, as soon as practicable.

By making arrangements with your bank or broker for the delivery of funds on your behalf, you may also request such bank or broker to exercise the Rights Certificate on your behalf.

Brokers, dealers, custodian banks and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company as to the aggregate number of Rights that have been exercised pursuant to the Basic Subscription Privilege and the number of shares of Common Stock that are being subscribed for pursuant to the Oversubscription Privilege, by each beneficial owner of Rights (including such nominee itself) on whose behalf such nominee holder is acting.

The Company can provide no assurances that each Recordholder will actually be entitled to purchase the number of shares of Common Stock issuable upon the exercise of its Oversubscription Privilege in full at the expiration of the Rights Offering. The Company will only honor an Oversubscription Privilege to the extent sufficient shares of Common Stock are available following the exercise of Rights under the Basic Subscription Privilege and the standby investor’s purchase of Common Stock as described in the Prospectus.

To the extent the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to a Recordholder pursuant to the Oversubscription Privilege is less than the amount the Recordholder actually paid in connection with the exercise of the Oversubscription Privilege, the Recordholder will be allocated only the number of Unsubscribed Shares available to it and the Recordholder’s excess subscription payment received by the Subscription Agent will be returned, without interest or penalty, as soon as practicable.

To the extent the amount the Recordholder actually paid in connection with the exercise of the Oversubscription Privilege is less than the aggregate Subscription Price of the maximum number of Unsubscribed Shares available to the Recordholder pursuant to the Oversubscription Privilege, such Recordholder will be allocated the number of Unsubscribed Shares for which it actually paid in connection with the Oversubscription Privilege.

2.	Issuance of Common Stock

The following deliveries and payments will be made to the address shown on the face of your Rights Certificate, unless you provide instructions to the contrary on your Rights Certificate.

(a)Basic Subscription Privilege. As soon as practicable after the Expiration Time and the valid exercise of Rights, the Subscription Agent will issue shares of Common Stock issuable with respect to shares of Common Stock purchased pursuant to the Basic Subscription Privilege. All of such shares will be issued in book-entry uncertificated form. If you are a Recordholder as of the record date and purchase shares in the Rights Offering by submitting a Rights Certificate, other subscription materials, and payment, we will issue the new shares as soon as practicable after the completion of the Rights Offering, and you will receive confirmation from the Subscription Agent by mail that your shares were electronically issued. If, as of the Record Date, your shares were held by a custodian bank, broker, dealer, or other nominee, and you participate in the Rights Offering, your custodian bank, broker, dealer, or other nominee will be credited with the shares of Common Stock you purchase in the Rights Offering as soon as practicable after the completion of the Rights Offering, and your nominee will credit your account with such shares.

(b)Oversubscription Privilege. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will issue to each Recordholder that validly exercises the Oversubscription Privilege the number of shares of Common Stock, if any, allocated to such Recordholder pursuant to the Oversubscription Privilege. All of such shares will be issued in book-entry form as described above.

(c) Excess Cash Payments. As soon as practicable after the Expiration Time and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, any excess subscription payments received in payment of the Subscription Price by the Subscription Agent will be mailed to each Recordholder, without interest or penalty.

3.	Sale or Transfer of Rights

The subscription rights granted to you are non-transferable and, therefore, you may not sell, transfer or assign your Rights to anyone.

4.	Execution

(a)Execution by Registered Holder. The signature on the Rights Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Rights Certificate without any alteration or change whatsoever. Persons who sign the Rights Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority to so act.

(b)Execution by Person Other than Registered Holder. If the Rights Certificate is executed by a person other than the holder named on the face of the Rights Certificate, proper evidence of authority of the person executing the Rights Certificate must accompany the same unless, for good cause, the Subscription Agent dispenses with proof of authority.

(c)Signature Guarantees. Your signature must be guaranteed by an Eligible Guarantor Institution (as defined in Rule 17Ad-15 of the Securities Exchange Act of 1934, as amended) if you specify special issuance instructions.

5.	Method of Delivery

The method of delivery of Rights Certificates and payment of the Subscription Price to the Subscription Agent will be at the election and risk of the Recordholder. However, if you elect to exercise your Rights, the Company urges you to consider using a certified check drawn upon Four Oaks Bank & Trust Company or wire transfer of immediately available funds to ensure that the Subscription Agent receives your funds prior to the Expiration Time. If you send a personal check, payment will not be deemed to have been received by the Subscription Agent until the check has cleared, but if you send a certified check or wire transfer funds directly to the Subscription Agent’s account, payment will be deemed to have been received by the Subscription Agent immediately upon receipt of such certified check and wire transfer. Any personal check used to pay for shares of Common Stock must clear the appropriate financial institutions prior to the Expiration Time. The clearing house may require seven or more business days. Accordingly, Recordholders that wish to pay the Subscription Price by means of a personal check are urged to make payment sufficiently in advance of the Expiration Time to ensure that the Subscription Agent receives cleared funds before that time.

6.	Special Provisions Relating to the Delivery of Rights through the Depository Trust Company

In the case of Rights that are held of record through the Depository Trust Company (“DTC”), exercises of the Basic Subscription Privilege and of the Oversubscription Privilege may be effected by instructing DTC to transfer Rights from the DTC account of such Recordholder to the DTC account of the Subscription Agent, together with certification as to the aggregate number of Rights subscribed for pursuant to the Basic Subscription Privilege and the number of Unsubscribed Shares subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee is acting, and payment of the Subscription Price for each share of Common Stock subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege.